                                                                   Exhibit 10(h)

                   [PharmaKinetics Letterhead appears here]


September 28, 2000


Mr. James M. Wilkinson, II, Ph.D.
305 Sparta Court
Bel Air, MD 21014

Dear Jim:

PharmaKinetics Laboratories, Inc. is pleased to provide to you this severance agreement in consideration of the services you render to the Company from and after the date of this Agreement, which the Board of Directors believes are important to the future growth and prosperity of the Company.

The terms of the agreement follow:

     If you are terminated other than for "Just Cause" - hereinafter defined - at any time during a two (2) year period after a "Significant Transaction" or a "Change of Board Composition" - each, hereinafter defined - you will be entitled to a continuance of your annual base salary for twelve (12) months from the date of termination. You will also be granted immediate and accelerated vesting of all stock options (ISOs, NQSOs, and performance shares). In the event you wish to defer the exercise of these options beyond the statutory three (3) month period you will have the ability at your sole discretion to extend the exercise period from no more than thirty-six (36) months from the date of termination. It is mutually agreed and understood that the consequences of an extension beyond the three (3) month period carries ramifications regarding the tax treatment of the option and the status of the stock provided to you upon exercise (i.e. if the exercise takes place beyond the three (3) month period the options are no longer ISOs, the stock may be unregistered and its sale may be subject to restrictions). Nothing in this agreement shall be deemed to alter the "at will" nature of your employment by the Company.

     "Just Cause" to be defined as a good faith determination by the Company's Board of personal dishonesty, breach of fiduciary duty involving personal profit, willful failure to perform stated duties, willful violation of any law rule or regulation (other than traffic violation or similar offenses).

James M. Wilkinson, II, Ph.D.
September 7, 2000
Page 2


     A "Significant Transaction" is defined as any of: (a) the sale of a block of stock representing greater than 50% or more of the combined voting power of the Company's then outstanding securities; (b) upon the first purchase of the Company's common stock pursuant to a tender or exchange offer; and
     (c) upon the approval by the Company's shareholders of (i) a merger with or into another corporation, (ii) a sale or disposition of all or substantially all of the Company's assets or (iii) a plan of liquidation or dissolution of the Company.

     "Change of Board Composition" means any change in the composition of the Board of Directors of the Company in connection with any transaction in which stock of the Company is sold by the Company, such that a majority of the non-employee directors of the Company at the time of the stock sale transaction no longer constitute a majority.

I am pleased we have been able to work this out to everyone's satisfaction. If the foregoing is acceptable to you please sign below and return this agreement to me.

Sincerely,

/s/ Roger C. Thies
------------------
Roger C. Thies
Chairman of the
Compensation Committee

cc:  Thomas F. Kearns
     Dr. Kamal Midha
     Leslie Daniels
     Jerry Halperin



Accepted and agreed this 28th day of November 2000.


/s/ James M. Wilkinson, II
-----------------------------
James M. Wilkinson, II, Ph.D.